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SEP 19 2008

PAID 10/01/08 CHECK # 0196
RAND CAPITAL SBIC LP 14 LAFAYETTE SQ STE 2200 BUFFALO NY 14203-1922		DIRECT INQUIRIES ABOUT YOUR ACCOUNT TO: RAND BUILDING OFFICE 14 LAFAYETTE SQUARE BUFFALO NY 14203 OR CALL 716-842-2500

SAFE DEPOSIT BOX INVOICE

ACCOUNT NUMBER:

1-0752-9200527-4

DATE OF NOTICE:  09/16/2008

     RENTAL PERIOD:

10/15/2008 TO 10/14/2009

             DUE DATE:  10/15/2008

TO FIND OUT ABOUT THE CONVENIENCE OF OUR DIRECT PAYMENT OPTION,

STOP BY ANY BRANCH FOR DETAILS

ANNUAL RENTAL AMOUNT

$200.00

TOTAL AMOUNT DUE

$200.00

A LATE CHARGE IS ASSESSED FOR PAYMENTS RECEIVED AFTER THE DUE DATE

PLEASE RETURN BOTTOM PORTION WITH YOUR PAYMENT IN THE ENCLOSED ENVELOPE

SEE IMPORTANT NOTICE ON REVERSE SIDE

RETAIN THIS PORTION FOR YOUR RECORDS

Safe Deposit Box Rental

HSBC Bank USA, N.A.

PAYMENT RECORD

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Safe Deposit Box Rental